Exhibit 23.1

McGladrey & Pullen, Cayman

Certified Public Accountants

June 23, 2009

Keith Shoemaker, Vice President & Comptroller

Everest Re Group, Ltd.

477 Martinsville Road

P.O. Box 830

Liberty Corner, NJ 07938-0830

Dear Mr. Shoemaker:

We consent to the use in this Annual Report on Form 10-K/A of Everest Re Group, Ltd. of our report dated March 24, 2009, relating to our audit of the financial statements of Omega Overseas Partners, Ltd. as of December 31, 2008 and for the year then ended.

Grand Cayman, Cayman Islands

June 23, 2009

McGladrey & Pullen, Cayman is a member firm of RSM International –

an affiliation of separate and independent legal entities.